101 2nd Street
Suite 700
San Francisco, CA 94105
www.hashicorp.com
June 6, 2023
Susan St. Ledger
101 2nd Street, Suite 700
San Francisco, CA 94105
Re: Offer Letter
Dear Susan:
HashiCorp, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described in this offer letter agreement (the “Agreement”).
1.Title; Position; Location. You will serve in a full-time capacity as the Company’s President, Worldwide Field Operations. In such role, you will report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. Your employment as President, Worldwide Field Operations of the Company is expected to commence July 21, 2023 (the date you actually commence employment with the Company, the “Start Date”) and this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company.
2.Base Salary. Your initial annual base salary will be $475,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to 100% of your annual base salary. The annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion. Accordingly, the annual bonus amount is not guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.Equity Awards. It will be recommended that, subject to the approval of the Board or Committee, in its sole discretion, the Company grant you restricted stock units covering shares of the Company’s Class A common stock with a value of $15,000,000 (the “RSUs” and the value of the RSUs, the “RSU Value”). The number of shares of Class A common stock that will be subject to RSUs will be determined by dividing the RSU Value by the average closing price of Class A common stock on The Nasdaq over a 30-trading day period calculated prior to the date of grant, rounded up to the nearest whole number. The Company will recommend that the RSUs be scheduled to vest as to 1/12th of the shares subject to the RSUs on the first Quarterly Vesting Date (as defined below) following the Start Date (such first vesting date, the “First Vesting Date”), and thereafter, 1/12th of the shares subject to the RSUs on each of the 11, consecutive Quarterly Vesting dates that occur after the First Vesting Date, in each case subject to your continued service with the Company through the applicable vesting date. For purposes of the RSUs, “Quarterly Vesting Date” means, with respect to any calendar year, March 20, June 20, September 20, and December 20. Any such RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and applicable award agreement thereunder.
5.Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. All business-related air travel will be business class, or if there is no business class available, first class. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.Severance. The Committee has approved your eligibility to enter into the Change in Control and Severance Agreement attached as Exhibit A to this Agreement (the “CIC and Severance Agreement”). The CIC and Severance Agreement provides for severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the CIC and Severance Agreement.
7.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment with the Company, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).
8.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
9.Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Annual bonuses (if any) will be paid no later than the fifteenth (15th) day of the third (3rd) month following the later of (x) the end of the Company’s fiscal year or (y) the end of the calendar year, in which the bonus is earned. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
10.Additional Employment Provisions. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the Company’s Code of Business Conduct and Ethics, with which you agree to continue to comply, nothing in this Agreement will prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third-party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way use any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s Employee Handbook.
11.Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the

Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
12.Miscellaneous. This Agreement, together with the Confidentiality Agreement and the CIC and Severance Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the state in which you reside, without regard to conflicts of law provisions. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
[Signature page follows]

To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. This offer of employment will terminate if it is not accepted, signed and returned by June 7, 2023.
We look forward to your favorable reply and to working with you at HashiCorp.
Sincerely,
HASHICORP, INC.
By:    /s/ Dave McJannet
Dave McJannet
Chief Executive Officer
Agreed to and accepted:
/s/ Susan St. Ledger
Susan St. Ledger
Dated: June 6, 2023

[Signature page to Offer Letter]

5